Exhibit 99.1
Bravo Brio Restaurant Group, Inc. Reports
Second Quarter & Year-to-Date 2011 Financial Results
Company Updates 2011 Outlook
Columbus, Ohio – August 3, 2011 — Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and twenty-six week periods ended June 26, 2011. The Company also updated its 2011 outlook.
Selected Highlights for the Second Quarter of 2011 as Compared to the Second Quarter of 2010 Include the Following:
•	Revenues increased 5.9% to $94.4 million from $89.2 million.
•	Total comparable restaurant revenues increased 1.1%.
•	BRIO comparable restaurant revenues increased 2.4% and BRAVO! comparable restaurant revenues decreased 0.4%.
•	Restaurant-level operating profit increased 2.3% to $16.9 million from $16.5 million.
•
GAAP net income attributed to common shareholders was $63.4 million, or $3.09 per diluted share, compared to GAAP net income attributed to common shareholders of $2.4 million, or $0.33 per diluted share. The $61.0 million increase in GAAP net income attributed to common shareholders is primarily due to a $57.2 million increase in income related to a reduction of a valuation allowance previously established against net deferred tax assets.

•
Modified pro forma net income was $4.5 million, or $0.22 per diluted share, compared to modified pro forma net income of $4.6 million, or $0.22 per diluted share. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

Selected Highlights for the Year-to-Date 2011 as Compared to the Year-Ago Period Include the Following:
•	Revenues increased 8.1% to $184.8 million from $171.0 million.
•	Total comparable restaurant revenues increased 1.9%.
•	BRIO comparable restaurant revenues increased 3.4% and BRAVO! comparable restaurant revenues increased 0.1%.
•	Restaurant-level operating profit increased 6.6% to $32.7 million from $30.6 million.
•
GAAP net income attributed to common shareholders was $67.9 million, or $3.31 per diluted share, compared to GAAP net income attributed to common shareholders of $1.8 million, or $0.25 per diluted share. The $66.1 million increase in GAAP net income attributed to common shareholders is primarily due to a $57.2 million increase in income related to a reduction of a valuation allowance previously established against net deferred tax assets.

•
Modified pro forma net income was $8.1 million, or $0.40 per diluted share, compared to modified pro forma net income of $7.0 million, or $0.34 per diluted share. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

“We are encouraged by the positive comparable sales and traffic trends we experienced on a consolidated basis during the quarter, which exemplify the appreciation our guests have for the exceptional experience we provide them at every dining occasion. We will continue to focus on executing at the highest level in each of our restaurants to ensure that we are creating highly satisfied, life long guests. Our business model is stronger than it has ever been, and our distinct restaurant concepts are well positioned in the marketplace with significant room for expansion. We are also pleased to be raising our 2011 development outlook to eight restaurants, including two openings in the third quarter and four openings in the fourth quarter,” said Saed Mohseni, Chief Executive Officer and President, Bravo Brio Restaurant Group, Inc.
Second Quarter 2011 Financial Results
Revenues increased $5.2 million, or 5.9%, to $94.4 million in the second quarter of 2011, from $89.2 million in the second quarter of 2010. The increase in revenues was primarily due to an additional 42 operating weeks provided by two new restaurants, one BRAVO! and one BRIO, opened in the first two quarters of 2011 and three new restaurants opened in the last three quarters of 2010. Total comparable restaurant sales increased 1.1%, which was driven by a 1.2% increase in guest counts.
Total restaurant operating costs increased $4.9 million, or 6.7%, to $77.5 million in the second quarter of 2011, from $72.6 million in the same period last year. Total restaurant-level operating profit increased 2.3% to $16.9 million from $16.5 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 17.9% in the second quarter of 2011 from 18.5% in the second quarter of 2010, which was primarily attributable to the increase in commodity costs in 2011 as compared to 2010.
GAAP net income attributed to common shareholders for the second quarter of 2011 was $63.4 million, or $3.09 per diluted share, compared to GAAP net income attributed to common shareholders of $2.4 million, or $0.33 per diluted share, in the same period last year. This increase was primarily due to a $57.2 million reduction in the valuation allowance against net deferred tax assets taken in the second quarter of 2011.
On a modified pro forma basis, a measure that management believes offers a more useful year-over-year performance comparison, modified pro forma net income for the second quarter of 2011 was $4.5 million, or $0.22 per diluted share, compared to modified pro forma net income of $4.6 million, or $0.22 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income attributed to common shareholders to modified pro forma (non-GAAP) net income.
Second Quarter 2011 Brand Operating Highlights
Comparable restaurant sales at BRIO increased 2.4% in the second quarter of 2011 and average weekly sales were $99,700. Comparable restaurant sales at BRAVO! decreased 0.4% and average weekly sales were $66,000.
As of June 26, 2011, we owned and operated 47 BRAVO!, 40 BRIO and one Bon Vie restaurant across 29 states.

Outlook
Based upon our results as of June 26, 2011, and projections for the remainder of the year, we are updating our outlook for the full year 2011 as follows:
•	Revenues are expected in the $365 million to $370 million range.
•	Total comparable restaurant revenues are expected to increase 1.0% to 3.0%.
•	Development of two BRAVO! and six BRIO restaurants, compared to previous guidance of seven to eight restaurants.
•	Preopening costs of approximately $4.7 million to $5.0 million, compared to previous guidance of $4.5 million.
•	Given incremental development and related preopening costs over the remainder of the year, our expectations for modified pro forma earnings will remain at $0.75 to $0.80 per diluted share.
•	Capital expenditures of $22 million to $24 million.
•	Diluted share count of approximately 20.6 million.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss second quarter 2011 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O’Connor, Chief Financial Officer and Brian O’Malley, Chief Operating Officer.
The conference call can be accessed live over the phone by dialing (888) 430-8690, or for international callers, (719) 325-2109. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers, (858) 384-5517; the conference ID is 4761517. The replay will be available until Wednesday, August 17, 2011.
The call will be webcast live from the Company’s investor relations website at http://investors.bbrg.com.
About Bravo Brio Restaurant Group, Inc.
Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements
Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011.
Although we believe that the expectations reflected in the forward-looking statements are reasonable based on our current knowledge of our business and operations, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to provide revisions to any forward-looking statements should circumstances change.
Contacts:
Investor Relations
Don Duffy/Raphael Gross
(203) 682-8200
investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS -
GAAP PRESENTATION WITH RECONCILIATION TO MODIFIED PRO FORMA
THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 26, 2011 AND JUNE 27, 2010
(Dollars in thousands, except per share data)

	Thirteen Weeks		Thirteen Weeks		Twenty-Six Weeks		Twenty-Six Weeks
	Ended		Ended		Ended		Ended
	June 26,		June 27,		June 26,		June 27,
	2011		2010		2011		2010

Revenues	$94,400		$89,152		$184,818		$170,996

Costs and expenses
Cost of sales	25,102	26.6%	23,032	25.8%	49,391	26.7%	44,389	26.0%
Labor	31,679	33.6%	30,004	33.7%	62,163	33.6%	58,100	34.0%
Operating	14,407	15.3%	13,807	15.5%	28,430	15.4%	26,560	15.5%
Occupancy	6,310	6.7%	5,785	6.5%	12,160	6.6%	11,310	6.6%
General and administrative expenses	4,869	5.2%	4,589	5.1%	10,882	5.9%	8,987	5.3%
Restaurant preopening costs	1,058	1.1%	480	0.5%	1,601	0.9%	1,685	1.0%
Depreciation and amortization	4,146	4.4%	4,211	4.7%	8,252	4.5%	8,335	4.9%

Total costs and expenses	87,571	92.8%	81,908	91.9%	172,879	93.5%	159,366	93.2%

Income from operations	6,829	7.2%	7,244	8.1%	11,939	6.5%	11,630	6.8%

Net interest expense	441	0.5%	1,773	2.0%	921	0.5%	3,543	2.1%

Income before income taxes	6,388	6.8%	5,471	6.1%	11,018	6.0%	8,087	4.7%

Income tax (benefit) expense	(57,010)	-60.4%	4	0.0%	(56,927)	-30.8%	104	0.1%

Net income	63,398	67.2%	5,467	6.1%	67,945	36.8%	7,983	4.7%

Undeclared preferred dividends	—		(3,090)		—		(6,179)

Net income attributed to common shareholders	$63,398		$2,377		$67,945		$1,804

Basic shares	19,277		7,234		19,264		7,234

Basic earnings per share	$3.29		$0.33		$3.53		$0.25

Diluted shares	20,547		7,234		20,542		7,234

Diluted earnings per share	$3.09		$0.33		$3.31		$0.25

Certain percentage amounts may not sum due to rounding

ADJUSTMENTS TO RECONCILE GAAP TO MODIFIED PRO FORMA RESULTS

Management Fees (1)	—		475		—		893
Incremental Public Company Costs (2)	—		(306)		—		(612)
Stock Compensation Costs (3)	—		(450)		—		(900)
Interest Expense (4)	—		1,321		—		2,555
Income Tax Expense (5)	(1,751)		(1,949)		(3,237)		(2,903)
Reduction in Valuation Allowance (6)	(57,175)				(57,175)
Undeclared Preferred Dividends (7)	—		3,090		—		6,179
Secondary Offering Costs (8)	—		—		600		—

Total Adjustments	(58,926)		2,181		(59,812)		5,212

Modified Pro Forma Net Income	$4,472		$4,558		$8,133		$7,016

Basic Shares — Pro Forma	19,277		19,250		19,264		19,250

Basic Earnings Per Share — Pro Forma	$0.23		$0.24		$0.42		$0.36

Diluted Shares — Pro Forma	20,547		20,600		20,542		20,600

Diluted Earnings Per Share — Pro Forma	$0.22		$0.22		$0.40		$0.34

Notes to adjustments shown above:

1.	Represents management fees and expenses paid to our private equity sponsors which were incurred prior to our initial public offering.

2.	Represents the estimate, in 2010, of additional recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

3.
Represents the estimate, in 2010, of recurring stock compensation expense related to restricted shares issued pursuant to the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan which was approved by our board of directors and shareholders in October, 2010.

4.	Represents an adjustment to interest expense, in 2010, assuming the receipt of proceeds from our initial public offering and the use of such proceeds to pay down debt at the beginning of fiscal 2009.

5.	This adjustment reflects a tax rate of 30.0%, which reflects our estimate of our long-term effective tax rate.

6.
This adjustment reflects the reduction of a significant portion of our valuation allowance in the second quarter of 2011 as it was deemed more likely than not that the Company would utilize its future net deferred tax assets.

7.
Our Series A preferred shares plus cumulative undeclared dividends thereon were converted to common shares pursuant to the exchange agreement executed in connection with our initial public offering in October 2010.

8.
Reflects the non-recurring costs, incurred by us, associated with the secondary offering of our common shares by certain of the Company’s existing shareholders, completed on April 1, 2011. We did not receive any proceeds from the offering.